SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13GA*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                    Central European Distribution Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    153435102
                                 (CUSIP Number)

                                December 31, 2005
             (Date of event which requires filing of this statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule 13GA is filed:


     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 13 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 153435102                 13GA                   Page 2 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                 Scout Capital Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 153435102                 13GA                   Page 3 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                              Scout Capital Partners II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------

     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
-----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 153435102                 13GA                   Page 4 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                        Scout Capital, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------

     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 153435102                 13GA                   Page 5 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                          Scout Capital Management, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 153435102                 13GA                   Page 6 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                           Adam Weiss
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 153435102                 13GA                   Page 7 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                              James Crichton
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 153435102                 13GA                   Page 8 of 13 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Central European Distribution Corporation (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) Scout Capital Partners, L.P., a Delaware limited partnership ("Scout Partners"), with respect to the shares of Common Stock (defined in Item 2(d)) below directly owned by it;
         (ii) Scout Capital Partners II, L.P., a Delaware limited partnership ("Scout Partners II"), with respect to the shares of Common Stock directly owned by it;
        (iii) Scout Capital, L.L.C., a Delaware limited liability company ("Scout Capital"), with respect to the shares of Common Stock directly owned by Scout Partners and Scout Partners II;
        (iv) Scout Capital Management, L.L.C., a Delaware limited liability company ("Scout Capital Management"), which serves as investment manager to Scout Capital Fund, Ltd. ("Scout Capital Fund") and Scout Capital Fund II, Ltd. ("Scout Capital Fund II"), each a Cayman Islands exempted company, and other discretionary managed accounts, with respect to the shares of Common Stock directly owned by Scout Capital Fund, Scout Capital Fund II and such other managed accounts (collectively, the "Accounts");
         (v) Adam Weiss ("Mr. Weiss"), with respect to the shares of Common Stock directly owned by each of Scout Partners, Scout Partners II, Scout Capital Fund, Scout Capital Fund II and with respect to the Shares held by the Accounts managed by Scout Capital Management.
         (vi) James Crichton ("Mr. Crichton"), with respect to the shares of Common Stock directly owned by each of Scout Partners, Scout Partners II, Scout Capital Fund, Scout Capital Fund II and with respect to the Shares held by the Accounts managed by Scout Capital Management.

                  The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 153435102                 13GA                   Page 9 of 13 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 640 Fifth Avenue, 22nd Floor, New York, New York 10019.

Item 2(c).     Citizenship:

     Scout Partners and Scout Partners II are limited partnerships organized under the laws of the State of Delaware. Scout Capital and Scout Capital Management are limited liability companies organized under the laws of the State of Delaware. Mr. Weiss and Mr. Crichton are United States citizens.

Item 2(d).     Title of Class of Securities:

     Central European Distribution Corporation $0.01 par value (the "Common Stock")

Item 2(e).  CUSIP Number:
     153435102

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check the box.[X ]

CUSIP No. 153435102                 13GA                  Page 10 of 13 Pages

Item 4.   Ownership.

         A. Scout Capital Partners, L.P.
              (a) Amount beneficially owned: -0-
              (b)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: -0-

         B. Scout Capital Partners II, L.P.
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: -0-

         C. Scout Capital, L.L.C.
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: -0-

         D. Scout Capital Management, L.L.C.
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: -0-

         E. Adam Weiss
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: -0-

         E. James Crichton
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: -0-

CUSIP No. 153435102                 13GA                  Page 11 of 13 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 153435102                 13GA                  Page 12 of 13 Pages

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2006

                                SCOUT CAPITAL PARTNERS, L.P.
                                By:     Scout Capital, L.L.C.,
                                        General Partner

                                By:     /s/ Adam Weiss
                                        --------------------------
                                        Adam Weiss
                                        Managing Member
                                By:     /s/ James Crichton
                                        --------------------------
                                        James Crichton
                                        Managing Member

                                SCOUT CRS II, L.P.
                                By:     Scout Capital, L.L.C.,
                                        General Partner

                                By:     /s/ Adam Weiss
                                        --------------------------
                                        Adam Weiss
                                        Managing Member
                                By:     /s/ James Crichton
                                        --------------------------
                                        James Crichton
                                        Managing Member

                                SCOUT CAPITAL, L.L.C.

                                By:     /s/ Adam Weiss
                                        --------------------------
                                        Adam Weiss
                                        Managing Member
                                By:     /s/ James Crichton
                                        --------------------------
                                        James Crichton
                                        Managing Member

CUSIP No. 153435102                 13GA                  Page 13 of 13 Pages



                                SCOUT CAPITAL MANAGEMENT, L.L.C.

                                By:     /s/ Adam Weiss
                                        --------------------------
                                        Adam Weiss
                                        Managing Member
                                By:     /s/ James Crichton
                                        --------------------------
                                        James Crichton
                                        Managing Member

                                ADAM WEISS
                                /s/ Adam Weiss
                                --------------------------------

                                JAMES CRICHTON
                                /s/ James Crichton
                                --------------------------------